Exhibit 99.1

[DRESSER LOGO]	Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361.9929

FOR IMMEDIATE RELEASE

DRESSER, INC. ANNOUNCES COMPLETION OF ITS OUTSTANDING

FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

DALLAS, TX (December 12, 2003)—Dresser, Inc. announced today that it has filed its Annual Report on Form 10-K for 2002 with the Securities and Exchange Commission. The Company also filed amended Quarterly Reports on Form 10-Q/A for the first three quarters of 2002, and Quarterly Reports on Form 10-Q for the first three quarters of 2003. These filings, along with the delivery of audited financials to its senior lenders, mark the completion of the Company’s audit of 2002, restatement and re-audit of 2001 and restatement of other prior years.

The Company also announced that in completing the filings the Company recorded several changes to the unaudited draft figures previously furnished on Form 8-K on November 18, 2003. The principal effect of these changes was to reduce net income in the first three quarters of 2003 by $0.4 million, in 2002 by $9.1 million and in 2001 and prior years by $1.4 million primarily to eliminate intercompany profit in inventory purchased subsequent to the Company’s acquisition of two of its former distributors in 2001 and 2002. Net income in the third quarter of 2003 increased $0.6 million. There were no changes to debt, cash and equivalents, or net cash provided by operating activities.

“We are pleased to complete this process,” stated Patrick Murray, CEO of Dresser, Inc, “and we appreciate the support we have been given by our lenders and investors through this difficult period.”

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” as that term is defined under §21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to numerous risks and uncertainties.

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COMPANY CONTACT:

Stewart Yee

Director of Corporate Communications

(972) 361-9933

stewart.yee@dresser.com